Exhibit 99.1

CONTACTS:
Tapestry, Inc.
Analysts and Investors:
Christina Colone
Global Head of Investor Relations
212/946-7252
ccolone@tapestry.com
Media:
Jennifer Leemann
Global Head of Communications
212/631-2797
jleemann@tapestry.com

TAPESTRY, INC. REPORTS FISCAL 2025 SECOND QUARTER RESULTS AND RAISES FULL YEAR OUTLOOK

•	Delivered Record Second Quarter Revenue of $2.2 Billion, Exceeding Expectations, and Representing a 5% Increase Compared to the Prior Year Fueled by 10% Growth at Coach

•	Drove 280 Basis Points of Gross Margin Expansion Versus Prior Year

•	Achieved Diluted EPS of $1.38 on a Reported Basis and Record non-GAAP Diluted EPS of $2.00, Growing Ahead of the Company’s Outlook

•	Remain On Track to Return Over $2 Billion to Shareholders in Fiscal Year 2025

•	Raised Fiscal Year 2025 Revenue, Operating Margin, EPS, and Free Cash Flow Outlook

Link to Download Tapestry’s Q2 Earnings Presentation, Including Brand Highlights

New York, February 6, 2025 – Tapestry, Inc. (NYSE: TPR), a house of iconic accessories and lifestyle brands consisting of Coach, Kate Spade, and Stuart Weitzman, today reported results for the fiscal second quarter ended December 28, 2024.

10 HUDSON YARDS, NEW YORK, NY 10001 TELEPHONE 212 594 1850  FAX 212 594 1682  WWW.TAPESTRY.COM

“Our strong second quarter outperformance is a testament to our exceptional teams and our collective commitment to disciplined brand building,” said Joanne Crevoiserat, Chief Executive Officer of Tapestry, Inc. “During the important holiday season, we meaningfully advanced our growth agenda, bringing innovation and craftsmanship to consumers around the world.  Our success is clearly reflected in the accelerated top and bottom-line gains we achieved, resulting in record quarterly revenue and adjusted earnings per share. Further, we raised our outlook for the year, harnessing our position of strength to deliver superior results, while making strategic investments to extend our competitive advantages and power durable growth. We remain confident in Tapestry’s bright future and the compelling opportunity for continued, significant value creation.”

Tapestry, Inc. Strategic & Financial Highlights
The Company advanced its strategic priorities throughout the quarter, resulting in accelerated revenue and adjusted EPS growth, and significant cash flow generation against a complex global economic and consumer environment. Highlights included:

Build Lasting Customer Relationships
•	Drove new customer acquisition growth, welcoming approximately 2.7 million new customers to our brands in North America alone, of which over half were Gen Z and Millennials.

Power Global Growth
•
Delivered revenue growth of 5% above prior year, exceeding the Company’s outlook across all regions, highlighted by constant currency gains in Europe (+42%), North America (+4%), and total APAC (+1%); fueled 10% growth at Coach at increasing margins and profitability, reflecting the vibrancy of the brand;

•
Drove adjusted earnings per diluted share growth of over 20%, more than $0.30 ahead of the Company’s outlook, driven by operational outperformance (+$0.17), a net tailwind from share repurchase activity (+$0.08), as well as a benefit from a favorable tax rate (+$0.08) versus plan;

•	Generated strong cash flow from operating activities of over $500 million and adjusted free cash flow of approximately $890 million.

Deliver Compelling Omni-Channel Experiences
•
Provided unique and seamless omni-channel experiences, with a focus on driving brand desire, consumer connections, and cultural relevance, powered by a blend of creativity and Tapestry’s data and analytics capabilities;

•
Achieved direct-to-consumer sales growth of 4%, which included a high-single digit increase in Digital revenue and a low-single digit increase in global brick and mortar sales at strong and increasing profitability across channels.

Fuel Fashion Innovation and Product Excellence
•	Delivered compelling innovation to consumers, highlighted by Coach, which drove strong handbag revenue growth and AUR gains fueled by broad-based traction across the leathergoods offering;
•
Remained disciplined brand-builders and operators, underscored by significant gross margin expansion of 280 basis points, which included operational outperformance (+260 basis points) and lower freight expense (+20 basis points);

•	Leveraged Tapestry’s agile supply chain to deliver craftsmanship and value globally, supporting the Company’s accelerated growth.

Shareholder Return Programs
Given Tapestry’s strong operational results, robust balance sheet, significant free cash flow generation, and outlook for growth, the Company expects to return more than $2 billion or over 100 percent of its free cash flow in Fiscal 2025 to shareholders through dividends and share repurchases:
•
Dividend: The Company’s Board of Directors declared a quarterly cash dividend of $0.35 per common share payable on March 24, 2025 to shareholders of record as of the close of business on March 6, 2025.  In Fiscal 2025, as previously announced, Tapestry expects to maintain its annual dividend rate of $1.40 per common share.

•
Share Repurchases: As previously announced, during the quarter the Company executed a $2 billion Accelerated Share Repurchase program (‘ASR’). Tapestry received an initial delivery of 28.4 million shares of common stock on November 26, 2024 under the ASR program. The total number of shares purchased by Tapestry will be based on the volume-weighted average price of Tapestry common stock on specified dates during the term of each ASR agreement, less a discount, and subject to adjustments pursuant to the terms and conditions of the ASR agreements.  In addition to the ASR program, the Company has $800 million remaining under its previous share repurchase authorization.

Overview of Fiscal 2025 Second Quarter Financial Results
•
Net sales totaled $2.20 billion, representing 5% growth versus prior year on both a reported and constant currency basis.  FX represented a 30-basis point headwind in the quarter due to the appreciation of the U.S. Dollar.

•
Gross profit totaled $1.63 billion, while gross margin was 74.4%, driven by operational improvements of 260 basis points, as well as a benefit of 20 basis points from lower freight expense.  This compared to prior year gross profit of $1.49 billion, representing a gross margin of 71.6%.

•
SG&A expenses totaled $1.14 billion and represented 51.9% of sales on a reported basis.  On a non-GAAP basis, SG&A expenses totaled $1.08 billion and represented 49.4% of sales.  In the prior year period, SG&A expenses totaled $1.05 billion and represented 50.2% of sales on a reported basis and totaled $1.02 billion and represented 48.7% of sales on a non-GAAP basis.

•
Operating income was $493 million on a reported basis, while operating margin was 22.4%.  On a non-GAAP basis, operating income was $548 million, while operating margin was 24.9%. This compares to reported operating income of $448 million and a 21.5% operating margin and non-GAAP operating income of $476 million and a 22.8% operating margin in the prior year period.

•
Loss on extinguishment of debt was $120 million on a reported basis, primarily reflecting the redemption of the acquisition-related debt following the termination of the merger agreement with Capri Holdings Limited, and $1 million on a non-GAAP basis.  There were no debt extinguishment costs in the prior year period.

•
Net interest expense was $25 million on a reported basis and $2 million on a non-GAAP basis.  This compared to net interest expense in the prior year of $49 million on a reported basis and $5 million on a non-GAAP basis.

•	Other expense was $3 million compared to other income of $5 million in the prior year period.
•
Net income was $310 million, with earnings per diluted share of $1.38.  On a non-GAAP basis, net income was $450 million, with earnings per diluted share of $2.00.  In the prior year period, net income was $322 million, with earnings per diluted share of $1.39.  On a non-GAAP basis, net income in the prior year was $377 million, with earnings per diluted share of $1.63.   The tax rate for the quarter was 10.1% on a reported basis and 17.1% on a non-GAAP basis.  In the prior year period, the tax rate was 20.0% on a reported basis and 20.8% on a non-GAAP basis.

Summary of Revenue Information (Unaudited) – in USD millions

		% Change
	Quarter Ended December 28, 2024	Reported	Constant Currency
Brand
Coach	1,709.3	11%	10%
Kate Spade	416.4	(10)%	(10)%
Stuart Weitzman	69.7	(15)%	(16)%

Region
North America	1,513.4	4%	4%
Greater China (1)	272.8	3%	2%
Japan	141.2	(5)%	(5)%
Other Asia (2)	113.2	14%	11%
Europe	129.3	45%	42%
Other (3)	25.5	6%	6%

Tapestry	2,195.4	5%	5%

(1) Greater China includes mainland China, Taiwan, and Hong Kong SAR and Macao SAR.
(2) Other Asia includes Malaysia, Australia, New Zealand, South Korea, Singapore, and other countries within Asia.
(3) Other primarily represents royalties earned from the Company's licensing partners and sales in the Middle East.

Balance Sheet and Cash Flow Highlights
•
Cash, cash equivalents and short-term investments totaled $1.0 billion and total borrowings outstanding were $2.7 billion, representing net debt of $1.7 billion.  The Company’s leverage ratio, based on gross debt to adjusted EBITDA, was 1.6x at quarter-end.  In addition, Tapestry expects to repay its April 2025 bonds, totaling $303 million, at maturity.

•	Inventory was $937 million compared to the prior year’s ending inventory of $825 million, representing an increase versus prior year, as expected.
•
Cash flow from operating activities for the second fiscal quarter was an inflow of $506 million compared to an inflow $827 million in the prior year. On a year-to-date basis, cash flow from operating activities was an inflow of $626 million compared to an inflow of $902 million in the prior year.
Adjusted free cash flow for the second fiscal quarter was an inflow of $891 million compared to an inflow of $859 million in the prior year.  On a year-to-date basis, adjusted free cash flow was an inflow of $932 million compared to an inflow of approximately $925 million in the prior year.

•
CapEx and implementation costs related to Cloud Computing for the second fiscal quarter was $39 million versus $30 million a year ago.  On a year-to-date basis, CapEx and implementation costs related to Cloud Computing was $69 million versus $59 million a year ago.

Non-GAAP Reconciliation
During the second fiscal quarter of 2025, Tapestry recorded certain items that decreased the Company’s pre-tax income by $198 million, net income by $140 million, and earnings per diluted share by $0.62.  These items are due to acquisition costs, primarily relating to debt extinguishment, expense reimbursement, financing, and professional fees.

Please refer to the Financial Schedules included herein for a full reconciliation of the Company’s reported GAAP to non-GAAP results.

Financial Outlook
Tapestry is raising its Fiscal 2025 outlook, which is provided on a non-GAAP basis.  The Company now expects:
•
Revenue of over $6.85 billion, representing growth of approximately 3% versus prior year on a reported basis, including an expected currency headwind of over 50 basis points. This is ahead of prior guidance of approximately 1% to 2% growth versus prior year on a reported and constant currency basis;

•	Operating margin expansion of approximately 100 basis points versus prior year as compared to prior guidance of over 50 basis points of expansion;
•
Net interest expense of approximately $35 million as compared to prior guidance of $20 million of net interest income. The change in outlook reflects the interest on the new bond issuance and a lower cash balance due to the execution of the ASR program;

•	Tax rate of approximately 17% to 18% versus prior guidance of approximately 19%;
•	Weighted average diluted share count of approximately 223 million shares as compared to prior guidance of approximately 238 million shares, reflecting the benefit of share repurchase activity;
•
Earnings per diluted share of $4.85 to $4.90, representing 13% to 14% growth compared to the prior year, and exceeding the Company’s prior guidance of $4.50 to $4.55. The increased outlook incorporates the Company’s second quarter operational outperformance of $0.17, a full year net benefit from share repurchase activity of $0.10, and a net benefit of $0.08 from a favorable tax rate partially offset by an expected currency headwind;

•	Adjusted free cash flow of approximately $1.2 billion as compared to the prior outlook of $1.1 billion.

Please note this outlook assumes the following:
•	No revenue, net interest, or earnings impact related to the terminated acquisition of Capri Holdings Limited;
•	No further appreciation of the U.S. Dollar; information provided based on spot rates at the time of forecast;
•	No material worsening of inflationary pressures or consumer confidence;
•	No benefit from the potential reinstatement of the Generalized System of Preferences (“GSP”); and
•
No impact related to any future policy changes resulting from the U.S. Presidential Administration change. The Company’s outlook embeds the expectation for an additional 10% tariff on goods imported from China into the U.S. beginning February 4, 2025, which is expected to have an immaterial impact on Fiscal 2025 results.

Given the dynamic nature of these and other external factors, financial results could differ materially from the outlook provided.

Financial Outlook - Non-GAAP Adjustments:
The Company is not able to provide a full reconciliation of the non-GAAP financial measures to GAAP presented in this release and on the Company’s conference call because certain material items that impact these measures have not yet occurred and cannot be reasonably estimated at this time. Accordingly, a reconciliation of the Company’s non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort.

Conference Call Details
The Company will host a conference call to review these results at 8:00 a.m. (ET) today, February 6, 2025.  Interested parties may listen to the conference call via live webcast by accessing www.tapestry.com/investors or calling 1-866-847-4217 or 1-203-518-9845 and providing the Conference ID 2684017.  A telephone replay will be available starting at 12:00 p.m. (ET) today for a period of five business days. To access the telephone replay, call 1-800-283-4641 or 1-402-220-0851. A webcast replay of the earnings conference call will also be available for five business days on the Tapestry website.  In addition, presentation slides have been posted to the Company’s website at www.tapestry.com/investors.

Upcoming Events
The Company expects to report Fiscal 2025 third quarter results on Thursday, May 8, 2025.

To receive notification of future announcements, please register at www.tapestry.com/investors ("Subscribe to E-Mail Alerts").

About Tapestry, Inc.
Our global house of brands unites the magic of Coach, kate spade new york and Stuart Weitzman. Each of our brands are unique and independent, while sharing a commitment to innovation and authenticity defined by distinctive products and differentiated customer experiences across channels and geographies. We use our collective strengths to move our customers and empower our communities, to make the fashion industry more sustainable, and to build a company that’s equitable, inclusive, and diverse. Individually, our brands are iconic. Together, we can stretch what’s possible. To learn more about Tapestry, please visit www.tapestry.com. For important news and information regarding Tapestry, visit the Investor Relations section of our website at www.tapestry.com/investors. In addition, investors should continue to review our news releases and filings with the SEC. We use each of these channels of distribution as primary channels for publishing key information to our investors, some of which may contain material and previously non-public information. The Company’s common stock is traded on the New York Stock Exchange under the symbol TPR.

This information to be made available in this press release may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, the statements under  “Financial Outlook,” statements regarding long term performance, statements regarding the Company’s capital deployment plans, including anticipated annual dividend rates and share repurchase plans, and statements that can be identified by the use of forward-looking terminology such as "may," “can,” “if,” "continue," “assume,” "should," "expect," “confidence,” “goals,” “trends,” “anticipate,” "intend," "estimate," “on track,” “future,” “plan,” “deliver,” “potential,” “position,” “believe,” “will,” “target,”  "guidance," "forecast," “outlook,” “commit,” “leverage,” “generate,” “enhance,”  “innovation,” “drive,” “effort,” “progress,” “confident,”  “uncertain,” “achieve,” “strategic,”  “growth,” “we can stretch what’s possible,” similar expressions, and variations or negatives of these words. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as the impact of economic conditions, recession and inflationary measures, risks associated with operating in international markets and our global sourcing activities, the ability to anticipate consumer preferences and retain the value of our brands, including our ability to execute on our e-commerce and digital strategies, the impact of tax and other legislation, the risks associated with potential changes to international trade agreements and the imposition of additional duties on importing our products, the ability to successfully implement the initiatives under our 2025 growth strategy, the effect of existing and new competition in the marketplace, our ability to achieve intended benefits, cost savings and synergies from acquisitions, our ability to control costs, the effect of seasonal and quarterly fluctuations on our sales or operating results; the risk of cybersecurity threats and privacy or data security breaches, our ability to satisfy our outstanding debt obligations or incur additional indebtedness, the risks associated with climate change and other corporate responsibility issues, our ability to protect against infringement of our trademarks and other proprietary rights, and the impact of pending and potential future legal proceedings, etc. In addition, purchases of shares of the Company’s common stock will be made subject to market conditions and at prevailing market prices. Please refer to the Company’s latest Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors. The Company assumes no obligation to revise or update any such forward-looking statements for any reason, except as required by law.

Management utilizes non-GAAP and constant currency measures to conduct and evaluate its business during its regular review of operating results for the periods affected and to make decisions about Company resources and performance. The Company believes presenting these non-GAAP measures, which exclude items that are not comparable from period to period, is useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management’s evaluation of business performance and understanding how such results compare with the Company’s historical performance. Additionally, the Company believes presenting these metrics on a constant currency basis will help investors and analysts to understand the effect of significant year-over-year foreign currency exchange rate fluctuations on these performance measures and provide a framework to assess how business is performing and expected to perform excluding these effects.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies.

The Company operates on a global basis and reports financial results in U.S. dollars in accordance with GAAP. Percentage increases/decreases in net sales for the Company and each segment have been presented both including and excluding currency fluctuation effects from translating foreign-denominated sales into U.S. dollars and compared to the same periods in the prior quarter and fiscal year. The Company calculates constant currency net sales results by translating current period net sales in local currency using the prior year period’s currency conversion rate.

The segment operating income and supplemental segment SG&A expenses presented in the Consolidated Segment Data, and GAAP to non-GAAP Reconciliation Table above, as well as SG&A expense ratio, and operating margin, are considered non-GAAP measures. These measures have been presented both including and excluding acquisition costs for the three and six months ended December 28, 2024 and December 30, 2023. In addition, Operating Income (loss), Interest expense, Provision for income taxes, Net income (loss), and Net Income (loss) per diluted common share, have been presented both including and excluding acquisition costs for the three and six months ended December 28, 2024 and December 30, 2023. Loss on extinguishment of debt has been presented both including and excluding acquisition costs for the three and six months ended December 28, 2024.

The Company also presents Adjusted Free Cash Flow, which is a non-GAAP measure, and is calculated by taking Net cash provided by (used in) operating activities less Purchases of property and equipment, plus Items affecting comparability including Acquisition Costs and Changes in operating assets and liabilities of items affecting comparability - Acquisition Costs. The Company believes that Adjusted Free Cash Flow is an important liquidity measure of the cash that is available after capital expenditures for operational expenses, investment in our business and items affecting comparability. The Company believes that Adjusted Free Cash Flow is useful to investors because it measures the Company’s ability to generate or use cash. Once our business needs and obligations are met, cash can be used to maintain a strong balance sheet, invest in future growth and return capital to stockholders.

The Company also presents Leverage Ratio, which is a non-GAAP metric, and is calculated as total debt, which includes Current debt and Long-term debt, divided by the trailing twelve months Adjusted EBITDA. Adjusted EBITDA is calculated as Net Income (Loss), excluding, Interest expense, net, Loss on extinguishment of debt, Provision for income taxes, Depreciation and amortization, Cloud computing amortization, Share-based compensation and Items affecting comparability including Acquisition costs. The Company believes that the Leverage Ratio is an important metric to assess the strength of our balance sheet and credit quality and as a metric showing our commitment to our Investment Grade rating.

Net Debt is calculated as total debt, which includes Current debt and Long-term debt, minus Cash and cash equivalents, minus Short-term investments.

Schedule 1:  Consolidated Statements of Operations

TAPESTRY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Quarter and Six Months Ended December 28, 2024 and December 30, 2023
(in millions, except per share data)

	(unaudited)		(unaudited)
	QUARTER ENDED		SIX MONTHS ENDED
	December 28, 2024	December 30, 2024	December 28, 2024	December 30, 2024

Net sales	$2,195.4	$2,084.5	$3,702.9	$3,597.7
Cost of sales	562.3	591.3	934.9	1,006.8
Gross profit	1,633.1	1,493.2	2,768.0	2,590.9
Selling, general and administrative expenses	1,140.3	1,045.6	2,023.2	1,890.1
Operating income (loss)	492.8	447.6	744.8	700.8
Loss on extinguishment of debt	120.1	—	120.1	—
Interest expense, net	24.5	49.2	55.2	62.5
Other expense (income)	2.9	(4.7)	(1.5)	(3.3)
Income (loss) before provision for income taxes	345.3	403.1	571.0	641.6
Provision (benefit) for income taxes	34.9	80.8	74.0	124.3
Net income (loss)	$310.4	$322.3	$497.0	$517.3
Net income (loss) per share:
Basic	$1.41	$1.41	$2.21	$2.26
Diluted	$1.38	$1.39	$2.17	$2.23
Shares used in computing net income (loss) per share:
Basic	219.9	229.3	224.7	228.7
Diluted	224.9	231.7	229.3	232.0

Schedule 2:  Detail to Net Sales

TAPESTRY, INC.
DETAIL TO NET SALES
For the Quarter and Six Months Ended December 28, 2024 and December 30, 2023
(in millions)
(unaudited)

	QUARTER ENDED
	December 28, 2024	December 30, 2023	% Change	Constant Currency % Change

Coach	$1,709.3	$1,541.9	11%	10%
Kate Spade	416.4	460.4	(10)%	(10)%
Stuart Weitzman	69.7	82.2	(15)%	(16)%
Total Tapestry	$2,195.4	$2,084.5	5%	5%

	SIX MONTHS ENDED
	December 28, 2024	December 30, 2023	% Change	Constant Currency % Change

Coach	$2,879.9	$2,699.3	7%	7%
Kate Spade	699.6	763.6	(8)%	(8)%
Stuart Weitzman	123.4	134.8	(8)%	(9)%
Total Tapestry	$3,702.9	$3,597.7	3%	3%

Schedules 3 & 4:  Consolidated Segment Data and GAAP to Non-GAAP Reconciliation

TAPESTRY, INC.
CONSOLIDATED SEGMENT DATA, AND
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Quarter Ended December 28, 2024			For the Six Months Ended December 28, 2024
	Items Affecting Comparability			Items Affecting Comparability
	GAAP Basis (As Reported)	Acquisition Costs	Non-GAAP Basis (Excluding Items)	GAAP Basis (As Reported)	Acquisition Costs	Non-GAAP Basis (Excluding Items)

Gross Profit
Coach	1,318.3	—	1,318.3	2,234.4	—	2,234.4
Kate Spade	273.6	—	273.6	463.2	—	463.2
Stuart Weitzman	41.2	—	41.2	70.4	—	70.4
Gross profit	$1,633.1	$—	$1,633.1	$2,768.0	$—	$2,768.0

SG&A expenses
Coach	697.4	—	697.4	1,226.9	—	1,226.9
Kate Spade	205.6	—	205.6	368.2	—	368.2
Stuart Weitzman	42.2	—	42.2	78.8	—	78.8
Corporate	195.1	55.4	139.7	349.3	88.8	260.5
SG&A expenses	$1,140.3	$55.4	$1,084.9	$2,023.2	$88.8	$1,934.4

Operating income (loss)
Coach	620.9	—	620.9	1,007.5	—	1,007.5
Kate Spade	68.0	—	68.0	95.0	—	95.0
Stuart Weitzman	(1.0)	—	(1.0)	(8.4)	—	(8.4)
Corporate	(195.1)	(55.4)	(139.7)	(349.3)	(88.8)	(260.5)
Operating income (loss)	$492.8	$(55.4)	$548.2	$744.8	$(88.8)	$833.6

Loss on extinguishment of debt	120.1	119.4	0.7	120.1	119.4	0.7
Interest expense, net	24.5	22.8	1.7	55.2	60.2	(5.0)

Provision for income taxes	34.9	(57.8)	92.7	74.0	(73.6)	147.6
Net income (loss)	$310.4	$(139.8)	$450.2	$497.0	$(194.8)	$691.8
Net income (loss) per diluted common share	$1.38	$(0.62)	$2.00	$2.17	$(0.85)	$3.02

TAPESTRY, INC.
CONSOLIDATED SEGMENT DATA, AND
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Quarter Ended December 30, 2023			For the Six Months Ended December 30, 2023
	Items Affecting Comparability			Items Affecting Comparability
	GAAP Basis (As Reported)	Acquisition Costs	Non-GAAP Basis (Excluding Items)	GAAP Basis (As Reported)	Acquisition Costs	Non-GAAP Basis (Excluding Items)

Gross Profit
Coach	1,147.5	—	1,147.5	2,015.1	—	2,015.1
Kate Spade	294.4	—	294.4	493.3	—	493.3
Stuart Weitzman	51.3	—	51.3	82.5	—	82.5
Gross profit	$1,493.2	$—	$1,493.2	$2,590.9	$—	$2,590.9

SG&A expenses
Coach	619.2	—	619.2	1,115.5	—	1,115.5
Kate Spade	222.3	—	222.3	394.6	—	394.6
Stuart Weitzman	49.9	—	49.9	89.7	—	89.7
Corporate	154.2	28.3	125.9	290.3	47.9	242.4
SG&A expenses	$1,045.6	$28.3	$1,017.3	$1,890.1	$47.9	$1,842.2

Operating income (loss)
Coach	528.3	—	528.3	899.6	—	899.6
Kate Spade	72.1	—	72.1	98.7	—	98.7
Stuart Weitzman	1.4	—	1.4	(7.2)	—	(7.2)
Corporate	(154.2)	(28.3)	(125.9)	(290.3)	(47.9)	(242.4)
Operating income (loss)	$447.6	$(28.3)	$475.9	$700.8	$(47.9)	$748.7

Interest expense, net	49.2	44.1	5.1	62.5	50.8	11.7

Provision for income taxes	80.8	(18.0)	98.8	124.3	(23.0)	147.3
Net income (loss)	$322.3	$(54.4)	$376.7	$517.3	$(75.7)	$593.0
Net income (loss) per diluted common share	$1.39	$(0.24)	$1.63	$2.23	$(0.33)	$2.56

Schedule 5:  Condensed Consolidated Balance Sheets

TAPESTRY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At December 28, 2024 and June 29, 2024
(in millions)

	(unaudited)	(audited)
	December 28, 2024	June 29, 2024
ASSETS
Cash, cash equivalents and short-term investments	$1,003.0	$7,203.8
Receivables	297.4	228.2
Inventories	937.3	824.8
Other current assets	534.3	546.9
Total current assets	2,772.0	8,803.7
Property and equipment, net	498.4	514.7
Operating lease right-of-use assets	1,237.4	1,314.4
Other assets	2,744.1	2,763.5
Total assets	$7,251.9	$13,396.3
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$513.8	$452.2
Accrued liabilities	650.0	656.3
Current portion of operating lease liabilities	283.8	299.7
Current debt	303.4	303.4
Total current liabilities	1,751.0	1,711.6
Long-term debt	2,377.4	6,937.2
Long-term operating lease liabilities	1,142.0	1,224.2
Other liabilities	645.0	626.4
Stockholders' equity	1,336.5	2,896.9
Total liabilities and stockholders' equity	$7,251.9	$13,396.3

Schedule 6:  Condensed Consolidated Statement of Cash Flows

TAPESTRY, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
For the Six Months Ended December 28, 2024 and December 30, 2023
(in millions)

	(unaudited)	(unaudited)
	December 28, 2024	December 30, 2024
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES
Net income (loss)	$497.0	$517.3
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	81.8	85.8
Loss on extinguishment of debt	120.1	—
Amortization of cloud computing arrangements	28.6	26.8
Other non-cash items	6.4	121.0
Changes in operating assets and liabilities	(108.4)	150.9
Net cash provided by (used in) operating activities	625.5	901.8

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES
Purchases of investments	(1,885.5)	(611.3)
Proceeds from maturities and sales of investments	2,921.4	—
Purchases of property and equipment	(56.5)	(43.7)
Net cash provided by (used in) investing activities	979.4	(655.0)

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES
Payment of dividends	(153.8)	(160.4)
Repurchase of common stock	(1,613.0)	—
Share repurchase not yet settled	(400.0)	—
Proceeds from issuance of debt, net of discount	2,248.1	6,089.5
Payment of debt extinguishment costs	(63.5)	—
Repayment of debt	(6,859.9)	(12.5)
Other items	66.3	(107.4)
Net cash provided by (used in) financing activities	(6,775.8)	5,809.2
Effect of exchange rate on cash and cash equivalents	12.3	51.0

Net (decrease) increase in cash and cash equivalents	(5,158.6)	6,107.0
Cash and cash equivalents at beginning of period	$6,142.0	$726.1
Cash and cash equivalents at end of period	$983.4	$6,833.1

Schedule 7:  Adjusted Free Cash Flow GAAP to Non-GAAP Reconciliation

TAPESTRY, INC.
ADJUSTED FREE CASH FLOW
GAAP TO NON-GAAP RECONCILIATION
For the Quarter and Six Months Ended December 28, 2024 and December 30, 2023
(in millions)
(unaudited)

	Quarter Ended		Six Months Ended
	December 28, 2024	December 30, 2024	December 28, 2024	December 30, 2024
Net cash provided by (used in) operating activities (GAAP)	$506.0	$826.5	$625.5	$901.8
Purchases of property and equipment	(30.9)	(22.8)	(56.5)	(43.7)
Items affecting comparability - Acquisition Costs	197.6	72.4	268.4	98.7
Changes in operating assets and liabilities of items affecting comparability - Acquisition Costs
Accrued liabilities	230.0	(41.5)	99.3	(55.9)
Other assets	(13.4)	14.0	(11.9)	14.0
Other liabilities	—	10.0	—	10.0
Accounts payable	1.6	—	7.1	—
Adjusted Free Cash Flow (Non-GAAP) (*)	$890.9	$858.6	$931.9	$924.9

(*) Adjusted Free Cash Flow is calculated by taking Net cash provided by (used in) operating activities less Purchases of property and equipment, plus Items affecting comparability including Acquisition Costs and Changes in operating assets and liabilities of items affecting comparability - Acquisition Costs

Schedule 8:  Adjusted EBITDA and Leverage Ratio GAAP to Non-GAAP Reconciliation

TAPESTRY, INC.
ADJUSTED EBITDA for the Trailing Twelve Months ("TTM") ended on December 28, 2024, and LEVERAGE RATIO as of December 28, 2024
GAAP TO NON-GAAP RECONCILIATION
(in millions)
(unaudited)

	QUARTER ENDED				TTM
	March 30, 2024	June 29, 2024	September 28, 2024	December 28, 2024	December 28, 2024
Net Income (Loss) - (GAAP)	$139.4	$159.3	$186.6	$310.4	$795.7
Adjusted for:
Interest expense, net	32.0	30.5	30.7	24.5	117.7
Loss on extinguishment of debt	—	—	—	120.1	120.1
Provision for income taxes	30.1	41.5	39.1	34.9	145.6
Depreciation and amortization	40.0	48.2	40.9	40.9	170.0
Cloud computing amortization	14.3	14.0	14.0	14.6	56.9
Share-based compensation expense	23.6	20.1	19.1	21.8	84.6
Items affecting comparability - Acquisition Costs	35.0	27.0	33.4	55.4	150.8
Adjusted EBITDA (NON-GAAP) (*)	$314.4	$340.6	$363.8	$622.6	$1,641.4

Total Debt (**) as of December 28, 2024					$2,680.8
Leverage Ratio (***) as of December 28, 2024					1.6

(*) Adjusted EBITDA is calculated as Net Income (Loss), excluding, Interest expense, net; Loss on extinguishment of debt; Provision for income taxes; Depreciation and amortization; Cloud computing amortization; Share-based compensation and Items affecting comparability including Acquisition costs
(**) Total Debt Includes Current debt and Long-term debt as of December 28, 2024
(***) Leverage Ratio is calculated as Total Debt as of December 28, 2024 divided by Adjusted EBITDA for the trailing twelve months ended December 28, 2024

Schedule 9:  Store Count by Brand

TAPESTRY, INC.
STORE COUNT
At September 28, 2024 and December 28, 2024
(unaudited)

	As of			As of
Directly-Operated Store Count:	September 28, 2024	Openings	(Closures)	December 28, 2024
Coach
North America	325	—	—	325
International	594	9	(6)	597

Kate Spade
North America	197	—	—	197
International	178	5	(1)	182

Stuart Weitzman
North America	34	—	—	34
International	60	—	(2)	58

TAPESTRY, INC.
STORE COUNT
At June 29, 2024 and December 28, 2024
(unaudited)

	As of			As of
Directly-Operated Store Count:	June 29, 2024	Openings	(Closures)	December 28, 2024
Coach
North America	324	2	(1)	325
International	606	13	(22)	597

Kate Spade
North America	197	3	(3)	197
International	181	8	(7)	182

Stuart Weitzman
North America	34	—	—	34
International	60	2	(4)	58

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